Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated July 1, 2022 and included in this Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2, File No. 333-263765) of Conversus StepStone Private Venture and Growth Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated July 1, 2022, with respect to the financial statements of Conversus StepStone Private Venture and Growth Fund as of and for the period ended June 24, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 1, 2022